FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FIRST QUARTER RESULTS

NAPLES, FL. May 12, 2011 – TIB Financial Corp. (NASDAQ: TIBB) today reported its financial results for the first quarter of 2011.

Quarterly highlights are outlined below.

•	The Company reported net income for the first quarter of $1.1 million compared to net income of $560,000 for the fourth quarter of 2010 and a net loss of $5.7 million for the first quarter of 2010.

•	TIB Bank, the Company’s subsidiary bank, reported leverage, tier 1 risked-based and total risk-based capital ratios of 8.4%, 13.2% and 13.3%, respectively, exceeding all regulatory requirements.

•
During the quarter, the Company originated $33.9 million of residential mortgages of which $18.3 million were sold in the secondary market, $18.5 million of commercial loans primarily made up of $2.8 million of commercial and industrial loans, $5.6 million of owner occupied commercial loans and $7.4 million on non-owner occupied commercial loans.  The Company also originated $18.1 million in auto and other loans.

•
Total deposits decreased by $27 million during the quarter. The decrease in deposits was comprised of a $110 million decrease in higher cost time deposits, partially offset by an $83 million increase in core deposits, primarily savings, non-interest bearing and money market deposits. Due to the change in mix, the weighted average cost of deposits decreased to 0.94% at March 31, 2011 from 1.15% as of December 31, 2010.

“We are working diligently to generate growth in core deposits and high-quality loans, provide first-class customer service to our customers, and improve TIB’s profitability to levels expected of a high-performing financial institution,” said Gene Taylor, Chairman and Chief Executive Officer of the Company and North American Financial Holdings, Inc. (NAFH), the Company’s 94% shareholder.

Chris Marshall, Chief Financial Officer of the Company and NAFH, commented, “After the quarter’s close, the Company’s subsidiary, TIB Bank, was merged with and into NAFH National Bank, the bank subsidiary of NAFH.  As a result, TIB Financial Corp. now owns approximately 53% of NAFH National Bank with NAFH owning the remaining 47%.  In June, NAFH National Bank expects to merge with Capital Bank, a subsidiary of Capital Bank Corporation.  These mergers will improve operational efficiency, profitability, and safety and soundness across the entire NAFH organization.  TIB employees will continue to serve their Florida customers, and over time they will have new and enhanced products to offer.”

Financial Discussion

The Company reported net income for the first quarter of $1.1 million compared to net income of $560,000 for the fourth quarter of 2010 and a net loss of $5.7 million for the first quarter of 2010.  The increase in net income over the fourth quarter of 2010 was due primarily to increased net interest income and decreased operating expenses. The loss reported in the first quarter of last year was primarily due to $4.9 million in provision for loan losses recorded during the period.  The increase in net interest income of $1.2 million over the first quarter of 2010 is primarily due to the impact of the purchase accounting adjustments which revalued above market deposits and borrowings to yield market interest rates as of September 30, 2010.

The net interest margin increased 18 basis points to 3.34% during the quarter in comparison to 3.16% in the fourth quarter of 2010 due to continued favorable repricing of deposit liabilities coupled with redeployment of cash to loans and investment securities.  There continues to be a high level of cash and highly liquid investment securities maintained during the quarter which is available to be redeployed to fund higher yielding assets as such opportunities arise; however, the margin and overall earning asset yield is unfavorably impacted by these lower yielding assets.

The provision for loan losses of $485,000 recorded during the first quarter of 2011 reflects the allowance for loan losses established for loans originated subsequent to September 30, 2010.    The decrease in other expense from the fourth quarter of 2010 is primarily due to the favorable resolution of a vendor dispute which resulted in a refund of approximately $208,000 during the first quarter of amounts recognized as other expense during the fourth quarter of 2010. Net income was $0.07 per diluted common share for the current quarter, compared to $0.03 for the fourth quarter of 2010 and net loss of $38.36 per share for the first quarter of 2010.

Naples Capital Advisors and the Company’s trust department continued to establish new investment management and trust relationships, increasing the market value of assets under management by $52 million or 32% from March 31, 2010 and by $23 million, or 12% during the quarter to $216 million as of March 31, 2011.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and, through its wholly owned-subsidiary TIB Bank, 27 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice as of March 31, 2011. Subsequent to the merger of TIB Bank and NAFH National Bank on April 29, 2011, TIB Financial Corp. now owns approximately 53% of NAFH National Bank, which is headquartered in Miami, Florida with 49 branches in Florida and South Carolina including the 27 branches of the former TIB Bank. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $216 million of assets under advisement.

TIB Financial Corp., through its subsidiaries, NAFH National Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about NAFH National Bank and Naples Capital Advisors, Inc., visit www.nafhnb.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Christopher G. Marshall, Chief Financial Officer, at (704) 554-5901, or Stephen J. Gilhooly, Treasurer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks related to the Company’s technology and information systems, risks associated with the controlling interest of NAFH in the Company and NAFH’s interest in NAFH National Bank, risks associated with the limited liquidity of the Company’s common stock, risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	Successor Company		Predecessor Company
Interest and dividend income	$15,844	$15,681	$17,042	$16,988	$18,287
Interest expense	3,162	3,249	6,256	6,386	6,793
NET INTEREST INCOME	12,682	12,432	10,786	10,602	11,494

Provision for loan losses	485	402	17,072	7,700	4,925

NON-INTEREST INCOME:
Service charges on deposit accounts	813	864	831	839	915
Fees on mortgage loans sold	354	449	455	481	283
Investment securities gains, net	12	-	-	993	1,642
Investment advisory and trust fees	387	354	328	313	307
Gain on bank owned life insurance policy	-	-	-	134	-
Other income	1,205	1,043	804	734	267
Total non-interest income	2,771	2,710	2,418	3,494	3,414

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,501	6,632	6,610	6,413	6,836
Net occupancy expense	2,048	2,051	2,391	2,273	2,284
Goodwill impairment charge	-	-	-	-	-
Foreclosed asset related expense	522	536	15,438	5,149	1,100
Other expense	4,254	4,704	5,348	6,660	4,814
Total non-interest expense	13,325	13,923	29,787	20,495	15,034

Income (loss) before income taxes	1,643	817	(33,655)	(14,099)	(5,051)
Income tax expense	575	257	-	-	-
NET INCOME (LOSS)	$1,068	$560	$(33,655)	$(14,099)	$(5,051)
Dividends earned by preferred shareholders and discount accretion	-	-	680	669	660
Gain on retirement of Series A preferred allocated to common shareholders	-	-	(24,276)	-	-
Net income (loss) allocated to common shareholders	$1,068	$560	$(10,059)	$(14,768)	$(5,711)

BASIC EARNINGS (LOSS) PER COMMON SHARE:	$0.09	$0.05	$(67.56)	$(99.19)	$(38.36)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:	$0.07	$0.03	$(67.56)	$(99.19)	$(38.36)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars and shares in thousands, except per share data)

	As of or For the Quarter Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	Successor Company			Predecessor Company
Real estate mortgage loans:
Commercial	$604,192	$600,372	$605,643	$649,679	$662,875
Residential	232,347	225,850	228,271	235,423	234,608
Farmland	12,538	12,083	11,889	13,571	13,798
Construction and vacant land	40,503	38,956	43,584	60,698	72,215
Commercial and agricultural loans	60,219	60,642	61,479	68,696	70,660
Indirect auto loans	40,653	28,038	24,748	25,918	25,634
Home equity loans	30,541	29,658	33,367	36,856	37,226
Other consumer loans	8,471	8,730	8,862	9,759	9,592
Total loans	$1,029,464	$1,004,329	$1,017,843	$1,100,600	$1,126,608

Gross loans	$1,030,377	$1,004,630	$1,017,843	$1,101,672	$1,127,615

Net loan charge-offs (Predecessor Company)	N/A	N/A	$12,376	$7,819	$6,179
Net loan charge-offs (Successor Company)	$10	$-	N/A	N/A	N/A

	Successor Company			Predecessor Company
Allowance for loan losses	$877	$402	$-	$27,710	$27,829
Allowance for loan losses/ total loans	N/A	N/A	N/A	2.52%	2.47%
Allowance for loan losses/ loans originated in Successor period	1.14%	1.76%	N/A	N/A	N/A
Allowance for loan losses excluding specific reserves	877	402	N/A	$20,352	$19,514
Allowance for loan losses excluding specific reserves/non-impaired loans	N/A	N/A	N/A	2.06%	1.92%
Non-performing loans	N/A	N/A	N/A	$76,632	$55,697
Allowance for loan losses/non-performing loans (1)	N/A	N/A	N/A	36%	50%
Non-performing loans/gross loans (1)	N/A	N/A	N/A	6.96%	4.94%
Annualized net charge-offs/average loans	N/M	N/A	N/A	2.81%	2.13%

Total interest-earning assets	$1,546,917	$1,563,640	$1,561,983	$1,532,946	$1,571,804
Other real estate owned	$19,504	$25,673	$29,531	$38,699	$41,078
Other repossessed assets	$108	$104	$163	$204	$280
Goodwill and intangibles, net of accumulated amortization	$41,042	$41,405	$41,769	$6,510	$6,899

Interest-bearing deposits:
NOW accounts	$180,204	$175,349	$175,751	$194,663	$197,058
Money market	214,532	193,904	177,763	171,495	192,127
Savings deposits	111,645	80,674	72,714	73,059	78,649
Time deposits	609,219	719,006	730,059	724,355	700,816
Non-interest bearing deposits	224,614	198,092	171,376	178,159	200,340
Total deposits	$1,340,214	$1,367,025	$1,327,663	$1,341,731	$1,368,990

(1) As the allowance for loan losses for the Successor Company relates to loans originated subsequent to the investment by NAFH and no such loans are considered non-performing, this ratio was not meaningful.

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	Successor Company		Predecessor Company
Tax equivalent net interest margin	3.34%	3.16%	2.85%	2.74%	2.94%
Non-interest expense/tax equivalent net interest income and non-interest income	86.06%	91.76%	224.96%	144.96%	100.49%
Average diluted common shares outstanding (basic for quarters ended September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009)	14,963	18,320	149	148	148

	Successor Company			Predecessor Company
End of quarter common shares outstanding	12,350	11,817	7,149	149	149
Total equity	$186,981	$176,750	$178,498	$39,036	$50,786
Book value per common share	$15.14	$14.96	$15.18	$22.04	$105.41
Tangible book value per common share	$11.82	$11.45	$9.33	$(21.68)	$59.07
Tier 1 capital to average assets - TIB Bank	8.4%	8.1%	7.8%	3.9%	4.7%
Tier 1 capital to risk weighted assets - TIB Bank	13.2%	13.0%	12.9%	5.9%	6.9%
Total capital to risk weighted assets - TIB Bank	13.3%	13.1%	12.9%	7.1%	8.1%

Total assets	$1,729,342	$1,756,866	$1,737,183	$1,659,065	$1,690,657

Successor Company OREO Activity

OREO as of December 31, 2010	$25,673
Real estate acquired	1,290
Property sold	(7,459)
OREO as of March 31, 2011	$19,504

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Successor Company Quarter Ended March 31, 2011			Predecessor Company Quarter Ended March 31, 2010
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,013,147	$13,421	5.37%	$1,178,851	$16,018	5.51%
Investments	408,136	2,358	2.34%	283,694	2,244	3.21%
Interest bearing deposits	112,602	70	0.25%	120,197	74	0.25%
Federal Home Loan Bank stock	9,334	25	1.09%	10,447	3	0.12%
Fed funds sold and securities purchased under agreements to resell	3	-	0.00%	13	-	0.00%
Total interest earning assets	1,543,222	15,874	4.17%	1,593,202	18,339	4.67%
Non-interest earning assets	181,497			107,086
Total assets	$1,724,719			$1,700,288

Interest bearing liabilities:
NOW	$175,559	$130	0.30%	$210,514	$192	0.37%
Money market	203,172	368	0.73%	203,291	529	1.06%
Savings	103,268	168	0.66%	87,211	153	0.71%
Time	643,898	1,788	1.13%	689,850	4,028	2.37%
Total interest-bearing deposits	1,125,897	2,454	0.88%	1,190,866	4,902	1.67%
Short-term borrowings and FHLB advances	171,660	251	0.59%	194,095	1,237	2.58%
Long-term borrowings	22,911	456	8.07%	63,000	654	4.21%
Total interest bearing liabilities	1,320,468	3,161	0.97%	1,447,961	6,793	1.90%

Non-interest bearing deposits	208,580			185,156
Other liabilities	11,048			11,565
Shareholders’ equity	184,623			55,606
Total liabilities and shareholders’ equity	$1,724,719			$1,700,288

Net interest income and spread		$12,713	3.20%		$11,546	2.77%

Net interest margin			3.34%			2.94%

_______ * Presented on a fully tax equivalent basis